Exhibit 10-a

EXECUTION VERSION

DATED 23 MARCH 2022

MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED
AS SELLER
VIKING ASSET PURCHASER NO 7 IC
AN INCORPORATED CELL OF VIKING GLOBAL FINANCE ICC
AS PURCHASER
CITICORP TRUSTEE COMPANY LIMITED
AS PROGRAMME TRUSTEE
VIKING ASSET SECURITISATION LIMITED
VIKING ASSET SECURITISATION HOLDINGS LIMITED
STRUCTURED FINANCE SERVICER A/S
NORDEA DANMARK, FILIAL AF NORDEA BANK ABP, FINLAND
NORDEA BANK ABP, FILIAL I SVERIGE
NORDEA BANK ABP, FILIAL I NORGE
NORDEA BANK ABP
INTERTRUST SPV SERVICES LIMITED
AND
INTERTRUST OFFSHORE LIMITED

AMENDMENT AND RESTATEMENT AGREEMENT RELATING TO RECEIVABLES PURCHASE AGREEMENT

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CONTENTS
Clause	Page

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THIS AGREEMENT is dated 23 March 2022 and made between:
(1)MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED a company incorporated under the laws of England (Commercial register of England and Wales, reg. no. 3640941) having its registered office at Grange Road, Cwmbran, NP44 3XU, United Kingdom (the "Seller");
(2)VIKING ASSET PURCHASER NO 7 IC (registration no. 92607), an incorporated cell of VIKING GLOBAL FINANCE ICC, an incorporated cell company incorporated under the laws of Jersey having its registered office at Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands (the "Purchaser");
(3)CITICORP TRUSTEE COMPANY LIMITED, acting through its office at 14th Floor, Citigroup Centre, Canada Square, Canary Wharf, London, El4 5LB, United Kingdom (the "Programme Trustee" which expression shall include such person and all other persons for the time being acting as the security trustee or trustees pursuant to the Master Security Trust Deed);
(4)VIKING ASSET SECURITISATION LIMITED, a company incorporated under the laws of the Island of Jersey and having its registered office at 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands (the "Issuer");
(5)VIKING ASSET SECURITISATION HOLDINGS LIMITED, a company incorporated under the laws of the Island of Jersey and having its registered office at 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands ("Holdings");
(6)STRUCTURED FINANCE SERVICER A/S, acting through its office at Grønjordsvej 10, Copenhagen, Denmark in its capacity as accounts administrator and facility administrator (the "Accounts Administrator" and the "Facility Administrator");
(7)NORDEA DANMARK, FILIAL AF NORDEA BANK ABP, FINLAND acting through its office at Grønjordsvej 10, Copenhagen, Denmark (the "Agent", which expression shall include its successors and persons deriving title under it as Agent under the Liquidity Facility Agreement, the "Master Accounts Administrator", the "Master Facility Administrator", a "Bank", and an "Account Bank" under the Master Account Bank Facility Agreement, an "Overdraft Bank" under the Master Overdraft Facility Agreement, and an "L/C Bank" under the Standby Letter of Credit);
(8)NORDEA BANK ABP, FILIAL I SVERIGE, acting through its office at Smålandsgatan 17, 105 71, Stockholm, Sweden (as a "Bank" and an "Account Bank" under the Master Account Bank Agreement, an "Overdraft Bank" under the Master Overdraft Facility Agreement, an "L/C Bank" under the Standby Letter of Credit, the "Counterparty" under the Master Foreign Exchange Agreement, the "Programme Advisor" under the Programme Advisory Agreement, the "Custodian" and the "Servicer");
(9)NORDEA BANK ABP, FILIAL I NORGE, (formerly Nordea Bank Norge ASA) acting through its office at Essendrops gate 7, PO Box 1166 Sentrum, 0107 Oslo, Norway (as a "Bank" and an "Account Bank" under the Master Account Bank Agreement, an "Overdraft Bank" under the Master Overdraft Facility Agreement and an "L/C Bank" under the Standby Letter of Credit);
(10)NORDEA BANK ABP, acting through its office at Satamaradankatu 5, FI-00020 NORDEA, Finland (as a "Bank" and an "Account Bank" under the Master Account Bank Agreement, an "Overdraft Bank" under the Master Overdraft Facility Agreement and an "L/C Bank" under the Standby Letter of Credit);

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(11)INTERTRUST SPV SERVICES LIMITED, 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands (the "Company Secretary"); and
(12)INTERTRUST OFFSHORE LIMITED, a company incorporated under the laws of the Island of Jersey and having its registered office at 44 Esplanade, St Helier, Jersey JE4 9WG, Channel Islands (the "Programme Administrator"),
(together, the "Parties").
WHEREAS:
(A)     On 2 February 2012, the Parties entered into the Original Receivables Purchase     Agreement (as defined below).
(B)     The Parties have agreed to make certain amendments to the Original Receivables     Purchase Agreement.
IT IS AGREED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1Definitions
In this Agreement:
"Amended and Restated Receivables Purchase Agreement" means the Original Receivables Purchase Agreement, as amended and restated by this Agreement.
"Effective Date" means the date of this Agreement.
"Original Receivables Purchase Agreement" means the receivables purchase agreement dated 2 February 2012 between the Seller, the Purchaser and the Programme Trustee (as amended and/or extended from time to time prior to the date of this Agreement).
1.2Incorporation of defined terms
Unless otherwise defined in this Agreement or the context requires otherwise, words and expressions used in this Agreement shall have the meanings and constructions ascribed to them in the master definitions schedule dated 12 June 2006, between, amongst others, the Purchaser and the Programme Trustee, or the Amended and Restated Receivables Purchase Agreement (as applicable).
1.3Clauses
In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause in or a Schedule to this Agreement.
1.4Third party rights
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.
1.5Designation
Each of the Parties hereto designates this Agreement as a Transaction Document.

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2.RESTATEMENT
1.1Restatement of the Original Receivables Purchase Agreement
With effect from the Effective Date, the Original Receivables Purchase Agreement shall be amended and restated so that it shall be read and construed for all purposes as set out in Schedule 1 (Amended and Restated Receivables Purchase Agreement).
3.DIRECTIONS TO THE PROGRAMME TRUSTEE
1.1The Issuer hereby confirms to the Programme Trustee that each Purchaser Beneficiary is a party to this Agreement.
1.2Each Purchaser Beneficiary (except the Programme Trustee) hereby irrevocably and unconditionally:
(a)approves and agrees to the content of this Agreement;
(b)authorises, directs, requests and empowers the Programme Trustee:
(i)to approve and to agree to the contents of this Agreement, the amendments effected under Clause 2 (Restatement) and the waivers effected under Clause 4 (Waiver of confirmation from Rating Agencies); and
(ii)to execute, and to do all acts and things necessary or expedient to give effect to, this Agreement; and
(c)exonerates and discharges the Programme Trustee from any and all liability in respect of any act or omission for which the Programme Trustee may be become or may have become responsible by reason of its acting under or pursuant to this Agreement or making any determination or exercising (or as the case may be, not exercising) any power or right conferred pursuant to, or arising out of, this Agreement.
1.3By executing this Agreement, the Programme Trustee, on the basis of and in reliance on the directions in Clause 3.2, approves and agrees to the contents of this Agreement, the amendments effected under Clause 2 (Restatement) and the waivers effected under Clause 4 (Waiver of confirmation from Rating Agencies).
4.WAIVER OF CONFIRMATION FROM RATING AGENCIES
For the purpose of the entry by the Parties into this Agreement, the parties to the Original Receivables Purchase Agreement hereby waive the requirements of clause 10 (Amendments and Modifications) of the Original Receivables Purchase Agreement, that the Purchaser receives written confirmation from the Rating Agencies that the ratings then assigned to the Notes are not adversely affected by any amendment to the Original Receivables Purchase Agreement before such amendment may be made to the Original Receivables Purchase Agreement.
5.CONTINUITY AND FURTHER ASSURANCE
1.1Continuing obligations
The provisions of the Original Receivables Purchase Agreement and the other Transaction Documents shall, save as amended by this Agreement, continue in full force and effect.

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1.2Further assurance
The Parties shall do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this Agreement.
6.COSTS AND EXPENSES
1.1Transaction expenses
The Seller shall promptly on demand pay the other Parties hereto the amount of all costs and expenses (including but not limited to legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing and execution of this Agreement and any other documents referred to in this Agreement.
7.MISCELLANEOUS
1.1Incorporation of terms
The provisions of clause 8 (Notices), clause 13 (Partial invalidity), clause 11 (Rights cumulative, waivers), clause 17 (No Liability and No Petition) and clause 18 (Limited Recourse) of the Original Receivables Purchase Agreement shall be incorporated into this Agreement as if set out in full in this Agreement and as if references in those clauses to "this Agreement" or "the Transaction Documents" are references to this Agreement.
1.2Counterparts
This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
8.GOVERNING LAW
1.1This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the substantive laws of Sweden.
1.2Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the SCC Institute).
1.3The Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply, unless the SCC Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines, in its discretion, that the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. In the latter case, the SCC Institute shall also decide whether the arbitral tribunal shall be composed of one or three arbitrators.
1.4The place of arbitration shall be Stockholm, Sweden.
1.5The language to be used in the arbitral proceedings shall be English.
1.6The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. The

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aforesaid shall however be subject to the exemptions set out in Clause 14(a) through (l) of the Original Receivables Purchase Agreement.
1.7In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1
AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

EXECUTION VERSION

MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED
AS SELLER
VIKING ASSET PURCHASER NO 7 IC
AN INCORPORATED CELL OF VIKING GLOBAL FINANCE ICC AS PURCHASER
AND
CITICORP TRUSTEE COMPANY LIMITED
AS PROGRAMME TRUSTEE

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

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CONTENTS
Clause	Page

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THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (the "Agreement") was originally made on 2 February 2012 and is amended and restated on 23 March 2022 by way of an amendment and restatement agreement dated 23 March 2022.
BETWEEN:
(1)MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED a company incorporated under the laws of England (Commercial register of England and Wales, reg. no. 3640941) having its registered office at Grange Road, Cwmbran, NP44 3XU, United Kingdom (the "Seller");
(2)VIKING ASSET PURCHASER NO 7 IC (registration no. 92607), an incorporated cell of VIKING GLOBAL FINANCE ICC, an incorporated cell company incorporated under the laws of Jersey having its registered office at Ogier House, The Esplanade, St Helier, Jersey JE4 9WG, Channel Islands (the "Purchaser"); and
(3)CITICORP TRUSTEE COMPANY LIMITED, acting through its office at 14th Floor, Citigroup Centre, Canada Square, Canary Wharf, London, El4 5LB, United Kingdom (the "Programme Trustee" which expression shall include such person and all other persons for the time being acting as the security trustee or trustees pursuant to the Master Security Trust Deed).
1.DEFINITIONS AND CONSTRUCTION
1.1Definitions
In this Agreement the following terms have the following meanings:
"Acceptance" means an acceptance issued by the Purchaser to the Seller through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator in response to an Offer.
"Accounts" means bank accounts number [REDACTED] (giro 5845-2426) with Nordea Bank Abp, filial i Sverige, and all such other accounts as may from time to time be in addition thereto or substituted therefore in accordance with the relevant Transaction Documents (including but not limited to all and any Operating Account).
"Accounts Administrator" means Structured Finance Servicer A/S acting through its office at Copenhagen and any person appointed as accounts administrator in respect of inter alia the Transaction under the Master Accounts Administration Agreement.
"Accounts Pledge Agreement" means the pledge agreement(s) over the Accounts entered into or to be entered into by or on behalf of the Purchaser and the Programme Trustee.
"Aggregate Euro Outstanding Amount" means, at any time, the aggregate of the Euro Outstanding Amount of all of the Purchased Receivables in relation to the Purchaser relating to the Transaction at that time.
"Aggregate Outstanding Amount" means, at any time, the aggregate of the Outstanding Amount of all the Purchased Receivables at that time.
"Available Facility" means, in respect of the Purchaser and in relation to the Transaction, on any day, the lesser of; (a) the Total Commitments in relation to the Purchaser; and (b) the Borrowing Base in relation to the Purchaser, less the Face Amount of outstanding Notes, Overdraft Advances and Loans in relation to the Purchaser. For the purpose of calculating the Available Facility on any day, any

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Notes, Loans or Overdraft Advances due to be repaid on such day shall be deemed to have been repaid.
"Banks" means the financial institutions listed as banks in Part 1 of Schedule 1 of the relevant Liquidity Facility Agreement.
"Borrowing Base" means, in respect of the Purchaser, on any day, the aggregate of: (a) Aggregate Euro Outstanding Amount; (b) any Collections received or payable in relation to the Transaction, in each case either by the Seller or the Accounts Administrator which have not been remitted or paid to the Purchaser on any relevant Purchased Receivable and that have not been utilised either to purchase Receivables under this Agreement or to repay the Notes; (c) an amount equal to any insufficiency in available funds necessary for the Purchaser to pay the Face Amount of the Notes in relation to the Purchaser and all amounts ranking pari passu with or senior to such Notes including those arising as the result of any difference between the spot and forward rates under any currency hedging agreement entered into by the Purchaser in accordance with the Master Accounts Administration Agreement; and (d) accrued legal and other fees, costs and expenses incurred by the Purchaser in connection with the Transaction Documents.
"Business Day" means a day on which banks are open in Copenhagen, Stockholm, Jersey and London, for the transaction of business of the nature required by the Transaction Documents.
"Calculation Date" means the Purchase Date provided that if such day is not a Business Day it shall be the next Business Day following such day.
"CMSAs" means Volvo Group Belgium CMSA, Renault Trucks CMSA, and any other Customer Managed Service Agreement entered into between a Permitted Obligor and PrimeRevenue, and "CMSA" means any of them.
"Collections" means the aggregate of all amounts paid by the relevant obligors in respect of any and all Purchased Receivables relating to the Purchaser plus any amounts payable to the Purchaser by the Seller but not yet paid to the Purchaser following settlement of the final amount of any claim under any of the warranties, covenants and indemnities contained in this Agreement.
"Commitment" means: (a) in relation to a Bank which is a Bank on the date of the relevant Liquidity Facility Agreement, the amount set opposite its name in Schedule 1 of the relevant Liquidity Facility Agreement and the amount of any other Bank's Commitment acquired by it under the relevant Liquidity Facility Agreement; and (b) in relation to a Bank which becomes a Bank after the date of the relevant Liquidity Facility Agreement, the amount of any other Bank's Commitment acquired by it under the relevant Liquidity Facility Agreement, to the extent not cancelled, reduced or transferred under the relevant Liquidity Facility Agreement.
"CP Programme" means the EUR 2,000,000,000 multi-currency asset-backed commercial paper programme for the issue of commercial paper notes established by the Issuer.
"Defaulted Receivable" means a Purchased Receivable in respect of which there is a Permitted Obligor Default.
"Delinquent Receivable" means, at any time, a Receivable in respect of which all or any part of the Outstanding Amount is not paid on its due date.
"Eligibility Criteria" means the eligibility criteria in respect of the Purchased Receivables set out in Schedule 1 of this Agreement.

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"EURIBOR" means: (a) the rate per annum which appears on Page EURIBOR01 on the Reuters Screen; or (b) if no such rate appears, the arithmetic mean (rounded upward to four decimal places) of the rates quoted by the Reference Banks to leading banks in the European interbank market, at or about 11.00 a.m. Copenhagen time on the applicable Calculation Date for the offering of euro deposits for the relevant period. If the EURIBOR01 page is replaced or service ceases to be available, the Accounts Administrator may specify another page or service displaying the appropriate rate after consultation with the Purchaser and the Seller.
"euro" or "EUR" or means the single currency of any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
"Euro Outstanding Amount" means, in relation to any Purchased Receivable, the Outstanding Amount of such Purchased Receivable converted into euro at the Foreign Exchange Rate in respect of such Purchased Receivable.
"Face Amount" means the face amount in respect of the Notes or the Receivables, as the case may be.
"Fl Agreement" means the financial institution agreement dated 12 June 2006 and entered into between the Purchaser and PrimeRevenue.
"Financial Indebtedness" means (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of a borrowing, (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii) liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).
"Foreign Exchange Rate" means for any Purchased Receivable, the rate at which any relevant currency is to be exchanged into euro pursuant to any foreign exchange agreement entered into in respect of such Purchased Receivable on or about the Purchase Date in respect of such Purchased Receivable.
"Funding Costs" means the aggregate interest accrued on (i) the Notes (paid or to be paid) and (ii) any debt incurred by the Purchaser for the purpose of financing the acquisition of the Purchased Receivables (paid or to be paid). For the avoidance of doubt "to be paid" in relation to (i) and (ii) shall mean for the period up and till the date when the relevant debt may be repaid without any penalty, break cost or fee.
"GBP" or "sterling" means the lawful currency of the United Kingdom.
"Incorporated Cell" means each incorporated cell of Viking Global Finance ICC.
"Initial L/C Bank" means Nordea (formerly Nordea Bank Danmark A/S) under the Standby Letter of Credit Agreement.
"ISDA" means the International Swaps and Derivatives Association.
"Issuer" means Viking Asset Securitisation Limited, a company incorporated in Jersey with limited liability, having its registered office at Ogier House, the Esplanade, St Helier, Jersey JE4 9WG, Channel Islands.

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"Issuer Security Trust Deed" means the issuer security trust deed dated 1 March 2000 between the Issuer and the Programme Trustee as amended and restated by a deed dated 18 July 2003 between the Issuer and the Programme Trustee.
"L/C Bank" means Nordea (formerly Nordea Bank AB (publ)) under the Standby Letter of Credit Agreement.
"Liquidity Facility" means the liquidity facility under the relevant Liquidity Facility Agreement.
"Liquidity Facility Agreement" means each liquidity facility agreement entered into in relation to inter alia the Transaction between the Purchaser, Nordea (formerly Nordea Bank Danmark A/S) as Agent and the Banks, including the liquidity facility agreement dated 12 June, 2006 between the Purchaser, Nordea (formerly Nordea Bank Danmark A/S) as Agent and the Banks.
"Loan" means the aggregate of the principal amount of each borrowing by the Purchaser under the relevant Liquidity Facility Agreement or the principal amount outstanding of that borrowing attributable to the Transaction.
"Margin" shall be as set out in the fee letter entered into between the Purchaser and the Seller on or about 2 February 2012.
"Master Account Administrator" means Nordea (formerly Nordea Bank Danmark A/S) as Master Account Administrator under the Master Accounts Administration Agreement.
"Master Accounts Administration Agreement" means the accounts administration agreement dated 12 June, 2006 between inter alia Nordea Bank Danmark A/S and Nordea Bank AB (publ), the Accounts Administrator and the Programme Trustee inter alia in relation to the Transaction.
"Master Overdraft Facility Agreement" means the overdraft facility agreement dated 12 June, 2006 between inter alia the Purchaser and the Overdraft Bank in relation inter alia to the Transaction.
"Master Security Trust Deed" means the security trust deed dated 12 June, 2006 between the Purchaser and the Programme Trustee inter alia in relation to the Transaction, as supplemented by a supplemental security trust deed.
"Moody's" means Moody's Investors Service Limited and includes any successor to its rating business.
"Non-Defaulted Receivables" means Purchased Receivables in relation to the Purchaser for which there has not been any default in payment from the relevant Permitted Obligors.
"Nordea" means Nordea Bank Abp or any of its branches, as applicable.
"Notes" means commercial paper notes issued by Viking Asset Securitisation Limited in relation to this Transaction on behalf of the Purchaser and includes the commercial paper notes represented by a Note in global form.
"Offer" means an irrevocable offer from the Seller to the Purchaser for the sale of Receivables and given by the Seller to the Purchaser through the PrimeRevenue System or in any other form acceptable to the Accounts Administrator and "to Offer" and "Offered" shall have the corresponding meaning.

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"Operating Account" means bank accounts number 42781300116 with Nordea Bank Abp, filial i Sverige, and all such other accounts as may from time to time be in addition thereto or substituted therefore in accordance with the relevant Transaction Documents.
"Outstanding Amount" means at any time in respect of any Receivable or Purchased Receivable, the total amount due and owing by the relevant Permitted Obligor at that time in respect of the relevant Receivable or Purchased Receivable. For the avoidance of doubt, the Outstanding Amount for any Purchased Receivable shall not be reduced by virtue of any set off or counterclaim which reduces the amount recoverable in respect of that Purchased Receivable.
"Overdraft Advance" means, save as otherwise provided herein, an advance (as from time to time reduced by repayment) made or to be made by the Overdraft Bank under Clause 4 of the Master Overdraft Facility Agreement and attributable to the Transaction.
"Overdraft Bank" means Nordea (formerly Nordea Bank AB (publ)) or such other financial institution as may be appointed in relation to the Purchaser under the Master Overdraft Facility Agreement.
"Overdraft Facility" means the overdraft facility relating inter alia to the Transaction and made to the Purchaser under the Master Overdraft Facility Agreement.
"Permitted Currency" means EUR and GBP.
"Permitted Obligors" means Renault Trucks SAS, Volvo Group Belgium NV and any other company within the Volvo group that has entered into a Customer Managed Service Agreement (in all material respects corresponding to the CMSAs) with PrimeRevenue and that has been approved in writing by the Accounts Administrator and the Purchaser.
"Permitted Obligor Default" means, at any time, when a Permitted Obligor is unable to pay its debts as they fall due or against whom any administration, insolvency, bankruptcy or liquidation or similar procedures have been instituted.
"PrimeRevenue" means PrimeRevenue, Inc. a company incorporated under the laws of the state of Delaware having its registered office at 1349 West Peachtree St., Suite 900, Atlanta, GA, USA.
"PrimeRevenue System" means the system for the sale and transfer of receivables as more particularly described in the CMSAs, the Supplier Agreement and the FI Agreement.
"Programme Trustee" means CitiCorp Trustee Company Limited or such other person so designated in accordance with the Issuer Security Trust Deed.
"Purchase Date" means each date upon which a sale and purchase of Receivables is concluded pursuant to Clause 2.2 of this Agreement.
"Purchase Price" means the aggregate Receivables Purchase Price paid or to be paid by the Purchaser to the Seller in respect of Purchased Receivables on a particular Settlement Date.
"Purchased Receivables" means all Receivables which are the subject of any sale and purchase (or any purported sale and purchase) pursuant to Clause 2.2 of this Agreement and any other Receivables in respect of which the Receivables Purchase Price has been paid or will be paid by the Purchaser to the Seller.

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"Purchaser" means Viking Asset Purchaser No. 7 IC.
"Purchaser Supplemental Agreement" means the supplemental deed dated on or about 12 June 2006 entered into by, inter alia, the Purchaser, the Issuer, Nordea (formerly Nordea Bank Danmark A/S, Nordea Bank AB (publ), Nordea Bank Norge ASA and Nordea Bank Finland Plc) and the Programme Trustee.
"Rating Agencies" means Moody's and S&P and "Rating Agency" means any one of them.
"Receivable" means any receivable (inclusive of VAT applied thereon) owed to the Seller in the ordinary course of business by any Permitted Obligor including all rights of the Seller pertaining to such Receivable (defined as "Payment Obligation" in the respective CMSA) in accordance with the respective CMSA, including but not limited to all the Seller's rights under Section 18(f) of the respective CMSA.
"Receivables Purchase Price" has the meaning given to this terms in Part 2 (Purchase Price) of Schedule 2 (Conclusion of Purchase - Offer and Acceptance, Purchase Price and Perfection) of this Agreement.
"Records" means: (a) all files, correspondence, notes of dealing and other documents, books, books of account, registers, records and other information; and (b) all computer tapes, discs, computer programmes, data processing software and related property rights, owned by or under the control and disposition of the Seller, in each case only to the extent relating to the Purchased Receivables.
"Reference Banks" means a minimum of four of the banks (including, in each case, Nordea) which quote rates for the offering of deposits in EUR to leading banks in the European interbank market for the relevant period immediately prior to the time set out in the definition of EURIBOR on the applicable Calculation Date.
"Renault Trucks CMSA" means the Customer Managed Service Agreement entered or to be entered into between Renault Trucks SAS and PrimeRevenue, pursuant to which the Seller is defined as a Supplier.
"S&P" or "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor company of such rating business.
"Security Interest" means any mortgage, charge, floating charge, assignment or assignation by way of security, lien, pledge, hypothecation, right of set-off (or analogous right), retention of title, flawed asset or blocked-deposit arrangement or any other encumbrance or security interest or security arrangement whatsoever created or arising under any relevant law or any agreement or arrangement having the effect of or performing the economic function of conferring security howsoever created or arising.
"Seller" means Meritor Heavy Vehicle Braking Systems (UK) Limited in its capacity as seller under this Agreement and not in any other capacity.
"Seller Potential Suspension Event" means any event which, with the giving of notice and/or lapse of time and/or making of any determination and/or any certification, would constitute a Seller Suspension Event.
"Seller Suspension Event" means any of the following events:
(a)Failure to pay: The Seller fails to pay any amount due under this Agreement or the Supplier Agreement on the due date or on demand in writing, if so

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payable, unless payment is made within three (3) Business Days of such due date or demand.
(b)Failure to perform other obligations: The Seller fails to observe or perform any of its other material obligations under this Agreement or the Supplier Agreement or under any undertaking or arrangement entered into in connection therewith and, in the case of a failure capable of being remedied, within ten (10) days after receipt by the Seller of a request in writing from the Purchaser (acting through the Accounts Administrator), that the same be remedied, it has not been remedied to the Purchaser's (acting through the Accounts Administrator) reasonable satisfaction.
(c)Representations, warranties or statements proving to be incorrect: Any representation, warranty or statement which is made (or deemed or acknowledged to have been made) by the Seller under this Agreement or the Supplier Agreement or which is contained in any certificate, statement or notice provided by the Seller under or in connection with this Agreement or the Supplier Agreement proves to be incorrect to an extent which, in the reasonable opinion of the Accounts Administrator, is likely to affect the ability of the Seller to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely materially and adversely to affect the collectability of the Purchased Receivables or any of them.
(d)Provisions becoming unenforceable: Any provision of any of the Transaction Documents to which the Seller is a party is or becomes, for any reason, invalid or unenforceable and for so long as such provision remains invalid and unenforceable to an extent which, in the reasonable opinion of the Accounts Administrator, is likely materially and adversely to affect the ability of the Seller (acting in any capacity under any of the Transaction Documents to which it is a party) to perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.
(e)Suspension or expropriation of business operations: The Seller changes, suspends or threatens to suspend a substantial part of the present business operations which it now conducts directly or indirectly, or any governmental authority expropriates all or a substantial part of its assets and the result of any of the foregoing is, in the reasonable opinion of the Accounts Administrator, likely to affect the ability of the Seller to observe or perform its obligations under any of the Transaction Documents to which it is a party in a manner which is material and adverse in the context of the Transaction or which is likely to materially and adversely affect the collectability of the Purchased Receivables or any of them.
(f)Enforcement by creditors: Any form of execution or arrest is levied or enforced upon or sued out against all and any of the Seller's assets and is not discharged within twenty (20) days of being levied, or any Security Interest which may for the time being affect any material part of its assets becomes enforceable and steps are lawfully taken by the creditor to enforce the same. No Seller Suspension Event will occur under this paragraph (f) if the aggregate amount of the claim enforced is less than EUR 1,000,000 or the equivalent in any other currency.
(g)Arrangement with Creditors: The Seller proposes or makes any arrangement or composition with, or any assignment or trust for the benefit of, its creditors generally involving (not necessarily exclusively) indebtedness which the

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Seller would not otherwise be able to repay or service in accordance with the terms thereof.
(h)Winding-up: A petition is presented (unless contested in good faith and discharged or stayed within twenty (20) days) or a meeting is convened for the purpose of considering a resolution or other steps are taken for the winding up of the Seller (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Accounts Administrator and the Programme Trustee (such approval not to be unreasonably withheld or delayed), unless during or following such reconstruction the Seller becomes or is declared to be insolvent).
"Settlement Date" means, in respect of a Purchased Receivable, the first (1st) Business Day after the relevant Calculation Date.
"Standby Letter of Credit Agreement" means the standby letter of credit agreement dated 28 May, 2001 between Viking Asset Purchaser No. 2 Limited and Nordea (formerly Bank Danmark A/S (formerly Unibank A/S)) as amended and restated by an agreement dated 18 July 2003 between Viking Asset Purchaser No. 2 Limited, Viking Asset Purchaser No. 3 Limited, the Initial L/C Bank and other affiliates of the Initial L/C Bank.
"Supplier Agreement" means the supplier agreement entered or to be entered into between the Seller and PrimeRevenue, pursuant to which each of the Permitted Obligors is defined as a Customer.
"Swedish Legal Opinion" means the legal opinion dated on or about 2 February 2012 issued by Advokatfirman Vinge KB, legal advisers to inter alia Nordea (formerly Nordea Bank Danmark A/S and Nordea Bank AB (publ)), the Programme Trustee, the Issuer and the Purchaser as to Swedish law.
"Swedish Pledge Agreement" means the pledge agreement regarding the Purchased Receivables dated on or about 2 February 2012 between the Purchaser and the Programme Trustee.
"Tax" or "tax" includes all forms of tax, duty or charge on gross or net income, profits or gains, distributions, receipts, sales, use, occupation, franchise, value added, personal property and instruments, and any levy, impost, duty, charge or withholding of any nature whatsoever chargeable by any authority, whether in Sweden, Jersey or elsewhere, together with all penalties, charges and interest relating to any of the foregoing.
"Termination Date" means the earliest date on which a Termination Event occurs.
"Termination Event" means the occurrence of any of the following:
(i)2 February 2025;
(j)a failure by the Seller to perform any of its material obligations within ten (10) Business Days after notification in writing of such failure to perform;
(k)in relation to the Seller, any corporate action being taken or becoming pending, any other steps being taken or any legal proceedings being commenced or threatened or becoming pending for (i) the bankruptcy, liquidation, dissolution, administration or reorganisation of the Seller (other than for the purposes of and followed by a solvent reconstruction previously approved in writing by the Purchaser and the Programme Trustee (such approval not to be unreasonably withheld or delayed) unless during or

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following such reconstruction the Seller becomes or is declared to be insolvent) and which is not being contested in good faith or which is not dismissed or withdrawn within thirty (30) days, (ii) the Seller to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of the Seller or substantially all of the property, undertaking or assets of the Seller;
(l)a refusal of the Seller to pay any increased costs incurred by any Bank and/or L/C Bank in connection with the Transaction, such increased costs being outside the control of the Purchaser and the Bank and/or L/C Bank, as the case may be;
(m)any CMSA and/or the Supplier Agreement being amended to the detriment of the Purchaser or if any CMSA, the FI Agreement and/or the Supplier Agreement is terminated for whatever reason or if any third party right in any CMSA or the Supplier Agreement in relation to which the Purchaser is a beneficiary becomes invalid or unenforceable;
(n)the occurrence of any termination event under the CP Programme;
(o)a Seller Suspension Event is outstanding for sixty (60) days or longer, subject to written notice being given by the Accounts Administrator on behalf of the Purchaser; and
(p)cross default; (i) any Financial Indebtedness of the Seller is not paid when due nor within any originally applicable grace period, or is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); (ii) any commitment for any Financial Indebtedness of the Seller is cancelled or suspended by a creditor as a result of an event of default (however described); (iii) Any creditor of the Seller becomes entitled to declare any Financial Indebtedness of the Seller due and payable prior to its specified maturity as a result of an event of default (however described); (iv) no Termination Event will occur under this paragraph (h) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iii) above is less than EUR 1,000,000 or the equivalent in any other currency.
"Total Commitments" means the part of the aggregate of the Commitments as reserved by the Accounts Administrator to be used in relation to the Transaction, being EUR twenty five million (25,000,000) at the date of this Agreement. The Total Commitments may (to the extent possible) be increased as agreed between the Seller, the Purchaser and the Accounts Administrator from time to time.
"Transaction" means the transaction relating to this Agreement envisaged by the Transaction Documents whereby the Seller may sell certain Receivables to the Purchaser and the Purchaser may purchase such Receivables, funded by the issue of Notes under the CP Programme and all related arrangements provided for in the Transaction Documents.
"Transaction Documents" means the documents relating to the Transaction, including this Agreement, the FI Agreement, the CMSAs and the Supplier Agreement, each Liquidity Facility Agreement, the Master Overdraft Facility Agreement and the Master Security Trust Deed, and any agreement or document executed pursuant to or in connection with any of these documents.

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"Volvo Group Belgium CMSA" means the Customer Managed Service Agreement entered or to be entered into between Volvo Group Belgium NV and PrimeRevenue, pursuant to which the Seller is defined as a Supplier.
1.2Construction
(a)References in this Agreement to any person shall include references to his successors, transferees and assignees and any person deriving title under or through him.
(b)References in this Agreement to any statutory provision shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under any such re-enactment.
(c)References in this Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended, varied, supplemented, replaced or novated from time to time.
2.PURCHASE AND SALE
1.1Purchase of Receivables
Subject to the terms and conditions of this Agreement, the Purchaser agrees that it may (at its sole discretion) elect to purchase Receivables from the Seller on a regular basis from the original date of this Agreement until the Termination Date.
1.2Conclusion of purchase - offer and acceptance
Sale and purchase of Receivables will in each case be concluded as more particularly set out in Part 1 of Schedule 2.
1.3Purchase Price
The Purchase Price shall be paid and calculated as more particularly set out in Part 2 of Schedule 2.
1.4VAT
Any VAT refund collected from the VAT authorities by the Seller following credit losses on a Purchased Receivable shall be for the benefit of the Purchaser and be paid by the Seller to the Purchaser. The Seller undertakes to take any action permissible, and required by the Purchaser, to assist in collecting any such VAT refund for the benefit of the Purchaser, including but not limited to acquiring the Purchased Receivable at a price equal to any VAT refund available for collection and any amounts recoverable from the Permitted Obligor (if any) and to pay such purchase price upon and to the extent of receipt of the VAT refund and any amounts recovered from the Permitted Obligor.
1.5Perfection
Each sale and purchase pursuant to Clause 2.2 above shall be perfected through the actions more particularly described in Part 3 of Schedule 2.
1.6Seller's receipt of payment in respect of Purchased Receivables
In the event that, notwithstanding the notification referred to in Clause 2.5, the Seller receives from the Permitted Obligors any payment in respect of Purchased

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Receivables, the Seller shall pay to the Purchaser promptly following such a receipt, all such Collections received by it in respect of the Purchased Receivables to the account as notified by the Accounts Administrator pursuant to Clause 4.2.
3.CONDITIONS PRECEDENT TO INITIAL PURCHASE
1.1The obligations of the Purchaser under or pursuant to this Agreement are subject to the satisfaction (as determined in the reasonable opinion of the Accounts Administrator) of the following conditions precedent:
(a)each of the Transaction Documents has been validly executed by all parties thereto;
(b)all actions that pursuant to Part 3 of Schedule 2 have been completed;
(c)Purchaser and the Programme Trustee have received a solvency certificate from the Seller substantially in the form of Schedule 4; and
(d)Purchaser and the Programme Trustee have received in form and substance satisfactory to each of them legal opinion(s) issued by reputable law firm(s) approved by each of them, as to the laws of the jurisdiction(s) each of them deem relevant.
4.PAYMENTS TO THE PURCHASER, ETC.
1.1All amounts to be paid to the Purchaser under this Agreement shall be paid when due to the relevant account and at the times specified below.
1.2Any amounts payable to the Purchaser under this Agreement shall be remitted to the accounts notified in writing to the Seller by the Accounts Administrator no later than the time indicated in such notice.
1.3All payments made by the Seller under this Agreement shall be made without set-off, counterclaim or withholding. If the Seller is compelled by law or otherwise to make any deduction, the Seller shall pay any additional amount as will result in the net amount received by the Purchaser being equal to the full amount which would have been received had there been no deduction or withholding.
5.REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
1.1Warranties relating to the Seller
As at each Purchase Date, the Seller shall make the representations and warranties to the Purchaser and the Programme Trustee in the terms set out in Part 1 of Schedule 3 in relation to the Seller and with reference to the facts and circumstances subsisting on such Purchase Date.
1.2Warranties relating to Purchased Receivables
As at each Purchase Date, the Seller shall make the representations and warranties severally to the Purchaser and the Programme Trustee in the terms set out in Part 2 of Schedule 3 with respect to the Receivables to be sold by it and purchased by the Purchaser on such Purchase Date with reference to the facts and circumstances subsisting on such Purchase Date.

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1.3Obligation to notify in case of incorrect representations, etc.
The Seller shall forthwith notify the Purchaser if any of the representations and warranties referred to in this Clause 5 were incorrect when made promptly upon becoming aware thereof.
1.4Covenants and undertakings
The Seller covenants and undertakes with and to the Purchaser and the Programme Trustee as follows:
(a)Indemnity against claims: Neither the Purchaser nor the Programme Trustee shall have any obligation or liability with respect to any Purchased Receivables nor will the Purchaser or the Programme Trustee be required to perform any of the obligations of the Seller (or any of its agents) under any such contracts save, in each case, as specifically provided in this Agreement. The Seller will on demand indemnify and keep indemnified the Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) (save to the extent that such cost, claim, loss, expense, liability or damage shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the wilful misconduct or negligence of the Purchaser and/or as a result of any wilful default or negligence of the Programme Trustee) reasonably and properly incurred or suffered by the Purchaser and/or the Programme Trustee as a consequence of any claim or counterclaim or action of whatsoever nature made or taken by a Permitted Obligor or any third party arising out of or in connection with any Purchased Receivables or any services which are the subject of such Purchased Receivables;
(b)Indemnity against breach: the Seller will on demand indemnify and keep indemnified the Purchaser, the Accounts Administrator and the Programme Trustee against any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) reasonably and properly incurred or suffered by the Purchaser or the Programme Trustee as a consequence of any breach by the Seller of this Agreement or any other Transaction Document (to which the Seller is a party) (save to the extent that such cost, claim, loss, expense, liability or damages shall not have arisen as a consequence of any breach of this Agreement by, or as a result of the wilful misconduct or negligence of the Purchaser or as a result of any wilful default or negligence of the Programme Trustee);
(c)Indemnity on termination: the Seller shall on demand indemnify the Purchaser against all Funding Costs incurred by the Purchaser as a result of such termination, which, for the avoidance of doubt, include Funding Costs which are incurred on or after the Termination Date;
(d)No set-off: the Seller shall not take any action which would cause any set-off, counterclaim, credit, discount, allowance, right of retention or compensation, right to make any deduction, equity or any other justification for the non-payment of any of the amounts payable under any Purchased Receivable (whether by the relevant Permitted Obligor or otherwise) without the prior written consent of the Purchaser (acting through the Accounts Administrator);
(e)Authorisations, approvals, licences, consents etc.: the Seller shall obtain, comply with the terms of, and maintain in full force and effect, all authorisations, approvals, licences and consents required in or by the laws and

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regulations of England and any other applicable law to enable it to perform its obligations under this Agreement;
(f)No other dealing: the Seller will not dispose, sell, transfer or assign, create any interest in (including Security Interest), or deal with any of the Purchased Receivables in any manner whatsoever or purport to do so except as permitted by this Agreement;
(g)No other action: the Seller will not knowingly take any action which may prejudice the validity or recoverability of any Purchased Receivable or which may otherwise adversely affect the benefit which the Purchaser may derive from such Purchased Receivable pursuant to this Agreement;
(h)Tax payments: the Seller will pay or procure the payment (as required by law) of all federal, state, local, and foreign sales, use, excise, utility, gross receipts, VAT or other taxes imposed by any authority in relation to the Purchased Receivables, the FI Agreements or this Agreement and shall make all relevant returns in respect of VAT in relation to the Purchased Receivables;
(i)Notice of default: the Seller shall promptly upon becoming aware of the same inform the Accounts Administrator and the Programme Trustee of any occurrence which might adversely affect its ability to perform its obligations under this Agreement and from time to time, if so requested by the Accounts Administrator, confirm to the Accounts Administrator and the Programme Trustee in writing that, save as otherwise stated in such confirmation, no such occurrence has occurred and is continuing;
(j)Delivery of reports: the Seller shall deliver to the Accounts Administrator and the Programme Trustee, sufficient copies of each of the following documents, in each case at the time of issue thereof:
(i)every report, circular, notice or like document issued by the Seller to its creditors generally; and
(ii)(if the Accounts Administrator so requires) a certificate from its CFO stating that the Seller as at the date of its latest consolidated audited accounts was in compliance with the covenants and undertakings in this Agreement (or if it was not in compliance indicating the extent of the breach).
(k)Provision of further information: subject to applicable legislation, the Seller shall provide the Accounts Administrator and the Programme Trustee with such financial and other information concerning the Seller and its affairs as the Accounts Administrator or the Programme Trustee may from time to time reasonably require and which is available to the Seller.
(l)Notice of misrepresentation: the Seller shall promptly upon becoming aware of the same notify the Accounts Administrator and the Programme Trustee of any misrepresentation by the Seller under or in connection with any Transaction Document to which it is a party.
1.5Representations and Warranties relating to the Purchaser
(a)As at each Purchase Date and each Calculation Date, the Purchaser shall make the representations and warranties to the Seller in the terms set out in Part 3 of Schedule 3 with reference to the facts and circumstances subsisting on each such Purchase Date and Calculation Date.

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(b)The Seller shall have the option to terminate this Agreement in respect of the Purchaser upon any material breach of the representations and warranties referred to in this Clause 5.5 by the Purchaser, provided such material breach have a material adverse effect on the Seller.
6.REMEDIES FOR UNTRUE REPRESENTATION, ETC.
1.1If at any time after the Settlement Date in respect of any Purchased Receivable it shall become apparent that any of the representations and warranties set out in Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, the Seller shall, within five (5) Business Days of receipt of written notice thereof from the Purchaser (or the Accounts Administrator) or the Programme Trustee, remedy or procure the remedy of the matter giving rise thereto if such matter is capable of remedy and, if such matter is not capable of remedy or is not remedied within the said period of five (5) Business Days, then following the expiry of such five (5) Business Day period the Seller shall pay to the Purchaser an amount equal to the difference (if any) between (i) the amount due for payment in respect of such Purchased Receivable on such due date and (ii) the amount of Collections received in respect of such Purchased Receivable on or before such due date, to the extent such difference was caused by, or has any connection with, the breach of the relevant representation and warranty. If the Seller shall otherwise become aware of such untrue or incorrect representation and warranty other than by written notification from the Purchaser (or the Accounts Administrator) or the Programme Trustee, it shall immediately notify the Accounts Administrator and the Programme Trustee of such untrue or incorrect representation and warranty. In the event the Transaction is terminated prior to the date on which an amount under this Clause 6 would have been payable by the Seller, the Seller shall pay such amount following receipt of the said written notice from the Purchaser (or the Accounts Administrator) or the Programme Trustee on or before the date the Transaction is terminated or promptly thereafter.
1.2Notwithstanding Clause 6.1, if at any time after the Purchase Date but prior to collection of payments in full in relation to any Purchased Receivables it shall become apparent that the representation and warranty set out in paragraph (d) of Part 2 of Schedule 3 relating to or otherwise affecting such Purchased Receivable was untrue or incorrect when made by reference to the facts and circumstances subsisting at the date on which such representations and warranties were given, then the Seller shall repurchase such Purchased Receivable for a price equal to the sum of (i) the Purchase Price for such Purchased Receivable (taking into account any Collections received in respect of such Purchased Receivable prior to the repurchase), and (ii) the Funding Costs attributable to such Purchased Receivable, and see to it that notice of such repurchase is given to the relevant Permitted Obligor. Any Collections received by the Purchaser in respect of such repurchased Purchased Receivables after the Seller has paid the price for such repurchase shall be paid to the Seller promptly upon receipt.
7.FURTHER ASSURANCE
1.1The Seller hereby undertakes not to take any steps or cause any steps to be taken in respect of the Purchased Receivables or the services supplied thereunder.
1.2For the avoidance of doubt, this undertaking shall apply (without limitation) to the following:
(a)any termination, waiver, amendment or variation in relation to any Purchased Receivables;
(b)any assignment or sale of any Purchased Receivables; and

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(c)any disposal of its right, title, interest, benefit or power in any Purchased Receivables.
1.3In addition to any records or information available through the PrimeRevenue System, the Seller undertakes at the request of the Purchaser or the Programme Trustee through the Accounts Administrator to produce and deliver Records concerning the Purchased Receivables as the Purchaser, the Programme Trustee or the Accounts Administrator may reasonably request for enforcement or accounting purposes.
1.4In the event that such Records as referred to in Clause 7.3 are not produced reasonably promptly, the Seller shall permit any persons nominated by the Purchaser, the Accounts Administrator or the Programme Trustee at any time during normal business hours upon five (5) Business Days written notice to enter any premises owned or occupied by it or its agents where the Records and other information concerning Purchased Receivables are kept to have access (subject to appropriate supervision provided by the Seller and provided that the Seller shall not unreasonably delay the provision of such supervision) to, examine and make copies of all Records relating to the Purchased Receivables and the performance by the Seller of its obligations hereunder. Such access shall include the right to have access to and use (subject to appropriate supervision provided by the Seller and provided that the Seller shall not unreasonably delay the provision of such supervision) all computer passwords necessary to gain access to the relevant computer records.
1.5The parties hereto acknowledge that the Purchaser has pledged or will pledge all its title to and interest in the Purchased Receivables to the Programme Trustee, on behalf of certain creditors. All the parties hereby undertake to use, upon notice from the Programme Trustee, all reasonable efforts and take all actions as the Programme Trustee may reasonably require in order for such pledge to be perfected.
8.NOTICES
Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served or given if delivered by hand or sent by prepaid first-class post or by facsimile transmission and shall be deemed to be given (in case of notice delivered by hand or post) when delivered or (in the case of any notice by facsimile transmission) upon receipt in legible form and shall be delivered or sent:
The Purchaser:    Ogier House
The Esplanade, St Helier
Jersey JE4 9WG
Channel Islands
with a copy to the
Accounts Administrator:    Structured Finance Servicer A/S
Christiansbro, 3 Strandgade,
DK-1401 Copenhagen K,
Denmark
Attention: Structured Finance
Servicer A/S
Facsimile No: +45 3333 2697

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The Seller:    Meritor Heavy Vehicle Braking Systems (UK) Limited
Grange Road
Cwmbran
NP44 3XU
United Kingdom
Attention: Andrew Watkins
Facsimile No: +1633 834304
or to such other address or facsimile number or for the attention of such other person as may from time to time be notified by any party to each of the other parties by written notice in accordance with the provisions of this Clause 8.
9.ASSIGNMENT AND SUPPLEMENTS
This Agreement may be assigned by the Purchaser to the Programme Trustee.
10.AMENDMENTS AND MODIFICATIONS
No amendment, modification, variation or waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorised by) each of the parties hereto. No amendment of this Agreement shall be made unless the Purchaser has received written confirmation from the Rating Agencies that the ratings then assigned to the Notes are not adversely affected thereby.
11.RIGHTS CUMULATIVE, WAIVERS
The respective rights of each party under or pursuant to this Agreement are cumulative, and are in addition to their respective rights under the general law. The respective rights of each party under or pursuant to this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing; and, in particular, any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right.
12.APPORTIONMENT
The parties agree that if a Permitted Obligor, owing a payment obligation which is due in respect of one or more Purchased Receivables, submits an incomplete or inaccurate information regarding the Receivable to the PrimeRevenue System or otherwise makes a general payment to the Purchaser (or the Seller) and makes no apportionment between them as to which Purchased Receivables such payment relates, then such payment shall be treated as though the Permitted Obligor had appropriated the same as payment of Purchased Receivables in relation to the Purchaser in order of maturity (starting with the Purchased Receivables in relation to the Purchaser having the earliest maturity date).
13.PARTIAL INVALIDITY
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability in such jurisdiction shall not render invalid, illegal or unenforceable such provisions in any other jurisdiction or affect the remaining provisions of this Agreement. Such invalid, illegal or unenforceable provision shall be replaced by the parties with a provision which comes as close as reasonably possible to the commercial intentions of the invalid, illegal or unenforceable provision.

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14.CONFIDENTIALITY
None of the parties shall disclose to any person, firm or company whatsoever, or make use of (other than in accordance with the Transaction Documents) any information relating to the business, finances or other matters of a confidential nature of any other party to this Agreement of which it may in the course of its duties under this Agreement or otherwise have become possessed (including, without limitation and without prejudice to the generality of the foregoing any information concerning the identity or creditworthiness of any Permitted Obligor (all and any of the foregoing being "Confidential Information")) and all the parties shall use all reasonable endeavours to prevent any such disclosure or use provided however that the provisions of this Clause 14 shall not apply:
(a)Permitted parties: to the disclosure of any information to any person who is a party to any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);
(b)Known information: to the disclosure of any information already known to the recipient otherwise than as a result of entering into any of the Transaction Documents (to the extent such Transaction Documents relates to the Transaction as contemplated by this Agreement);
(c)Public knowledge: to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of the recipient;
(d)Legal requirement: to the extent that the recipient is required to disclose the same pursuant to any law or order of any court of competent jurisdiction or pursuant to any direction or requirement (whether or not having the force of law) of any central bank or any governmental or other regulatory or taxation authority in any part of the world (including, without limitation, any official bank examiners or regulators);
(e)Rights and duties: to the extent that the recipient needs to disclose the same for the exercise, protection or enforcement of any of its rights under any of the Transaction Documents or, for the purpose of discharging, in such manner as it reasonably thinks fit, its duties or obligations under or in connection with the Transaction Documents in each case to such persons as require to be informed of such information for such purposes (including for these purposes, without limitation, disclosure to any rating agency);
(f)Professional advisers: to the disclosure of any information to professional advisers or auditors of the relevant party in relation to, and for the purpose of, advising such party or complying with their duties as auditors;
(g)Financial institutions: to the disclosure in general terms of any information to financial institutions servicing the relevant party in relation to finances, insurance, pension schemes and other financial services;
(h)Written consent: to the disclosure of any information with the written consent of all of the parties hereto;
(i)Rating Agencies: to the disclosure of any information which either of the Rating Agencies may require to be disclosed to it;
(j)The Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holdings Limited: to the disclosure of information to the Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person) or to any person providing finance to the

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Issuer, Viking Global Finance ICC and Viking Asset Securitisation Holding Limited (or to anyone acting on behalf of such a person);
(k)Group companies: to the disclosure of information to companies belonging to the same group of companies as the Seller; and
(l)Permitted Obligors: to the disclosure of information to Permitted Obligors necessary for the performance of the Seller's obligations hereunder, or reasonably incidental thereto.
15.NO OBLIGATIONS OR LIABILITIES
1.1The Purchaser acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement and for the better enforcement of its rights under the Master Security Trust Deed (as supplemented by the Purchaser Supplemental Agreement) and (ii) the Programme Trustee shall assume no obligations or liabilities to the Seller or the Purchaser or to any other person by virtue of the provisions of this Agreement except as otherwise determined by the Transaction Documents to which the Programme Trustee is a party.
1.2The Seller acknowledges and agrees that (i) the Programme Trustee is a party to this Agreement for the purpose only of taking the benefit of this Agreement in the manner and as set out in Clause 15.1 and (ii) the Programme Trustee shall assume no obligations or liabilities to the Seller or to any other person by virtue of this Agreement.
16.CHANGE OF PROGRAMME TRUSTEE
If there is any change in the identity of the Programme Trustee or appointment of an additional trustee in accordance with the provisions of the Master Security Trust Deed (as supplemented by the Purchaser Supplemental Agreement), the Seller and the Accounts Administrator shall execute such documents and take such action as the new trustee, the retiring Programme Trustee or, as the case may be, the existing Programme Trustee may properly require for the purpose of vesting in the new trustee the rights of the outgoing Programme Trustee under this Agreement.
17.NO LIABILITY AND NO PETITION
1.1No recourse under any obligation, covenant, or agreement of any party contained in this Agreement shall be had against any shareholder, officer or director of the relevant party as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that this Agreement is a corporate obligation of the relevant party and no personal liability shall attach to or be incurred by the shareholders, officers, agents or directors of the relevant party as such, or any of them, under or by reason of any of the obligations, covenants or agreements of such relevant party contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by such party of any of such obligations, covenants or agreements, either at law or by statute or constitution, of every shareholder, officer, agent or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.
1.2Without prejudice to the rights of the Programme Trustee to enforce the security created pursuant to the Issuer Security Trust Deed, the Master Security Trust Deed (as supplemented by the Purchaser Supplemental Agreement), the relevant Swedish Pledge Agreement and the relevant Accounts Pledge Agreement, each of the Programme Trustee and the Seller hereby agrees that it shall not, until the expiry of one (1) year and one (1) day after the payment of all sums outstanding and owing

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under the latest maturing note issued under the CP Programme take any corporate action or other steps or legal proceedings for the winding-up, dissolution or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the Issuer or the Purchaser or of any or all of the Issuer's or the Purchaser's revenues and assets.
18.LIMITED RECOURSE
In the event that the security created by the Master Security Trust Deed (as supplemented by the Purchaser Supplemental Agreement), the relevant Swedish Pledge Agreement and the relevant Accounts Pledge Agreement is enforced and the proceeds of such enforcement are insufficient, after payment of all other claims ranking in priority to the claims hereunder or thereunder, to repay in full all principal or pay in full all interest and other amounts whatsoever hereunder or thereunder, then until such amounts have been paid in full the Seller shall have no further claim against the Purchaser (or the Programme Trustee) in respect of any such unpaid amounts and any resultant claim shall have expired.
19.GOVERNING LAW AND JURISDICTION
1.1This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the substantive laws of Sweden.
1.2Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration administered by the Arbitration Institute of the Stockholm Chamber of Commerce (the SCC Institute).
1.3The Rules for Expedited Arbitrations of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply, unless the SCC Institute, taking into account the complexity of the case, the amount in dispute and other circumstances, determines, in its discretion, that the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce shall apply. In the latter case, the SCC Institute shall also decide whether the arbitral tribunal shall be composed of one or three arbitrators.
1.4The place of arbitration shall be Stockholm, Sweden.
1.5The language to be used in the arbitral proceedings shall be English.
1.6The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. The aforesaid shall however be subject to the exemptions set out in Clause 14(a) through (l).
1.7In case this Agreement or any part of it is assigned or transferred to a third party, such third party shall automatically be bound by the provisions of this arbitration clause.
20.TERMINATION
This Agreement shall remain in full force and effect until the Termination Date, provided, however, that the rights and remedies of a party with respect to any breach of any warranty made by another party in or pursuant to this Agreement, the provisions of Clause 14, Clause 17 and Clause 18 and the indemnification and

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payment provisions of this Agreement shall be continuing and shall survive any termination of this Agreement.
This Agreement has been entered into on the date stated at the beginning of this Agreement.
For and on behalf of
MERITOR HEAVY.VEHICLE BRAKING SYSTEMS (UK) LIMITED

By:

By:

For and on behalf of
VIKING ASSET PURCHASER No 7 IC

By:

By:
For and on behalf of
CITICORP TRUSTEE COMPANY LIMITED

By:

By:

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Schedule 1
ELIGIBILITY CRITERIA
Each Receivable must satisfy the following Eligibility Criteria on the relevant Purchase Date:
1.The terms of the Receivable provide for payment in full by the Permitted Obligor not later than 120 days after the date of creation of such Receivable or as otherwise approved by the Accounts Administrator and the Rating Agencies.
2.The Receivable is neither a Defaulted Receivable nor a Delinquent Receivable.
3.The Receivable is denominated and payable in a Permitted Currency and is fully identified as such in the PrimeRevenue System and in the records of the Seller.
4.An invoice relating to the Receivable has been issued and has been approved by the relevant Permitted Obligor.
5.The Receivable is segregated and identifiable and can be validly transferred without the consent of the Permitted Obligor by the Seller to the Purchaser.
6.The Receivable is not subject to set-off, counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or withholding taxes other than as generally provided for under Swedish law (as applicable) and is a legally enforceable obligation of the Permitted Obligor.
7.The Receivable is owed by a Permitted Obligor who as at the Purchase Date to the knowledge of the Seller is not bankrupt or in liquidation, has not filed for a suspension of payments or petitioned for the opening of procedures for a compulsory composition of debts or is subject to similar or analogous proceedings or as otherwise approved by the Accounts Administrator and the Rating Agencies.
8.The governing law of the Receivable is Swedish law.
9.The Receivable is a non-interest bearing (other than default or penalty interest) trade receivable arising in the ordinary course of the Seller's business, the Outstanding Amount of which remains as debt.
10.The delivery of the goods and/or services giving rise to the Receivable has been made and invoiced, has not been cancelled or rejected by the Permitted Obligor and the invoice provides for full payment by the Permitted Obligor.
11.The Receivable has been created in accordance with all applicable laws and all consents, approvals and authorisations required of or to be maintained by the Seller have been obtained and are in full force and effect and are not subject to any restriction that would be material to the origination, enforceability or assignability of such Receivable.
12.The Receivable has not been, in whole or in part, pledged, mortgaged, charged, assigned, discounted, subrogated or attached or transferred in any way and is otherwise free and clear of any liens or encumbrances exercisable against the Seller by any party.
13.The Receivable constitutes the legal, valid, binding and enforceable obligation of the Permitted Obligor to pay on the due date the Outstanding Amount of the Receivable as at the Purchase Date and is not subject to any defence, dispute, lien, right of rescission, set-off or counterclaim (other than Credit Memo Amounts as such term is defined in the respective CMSA) or enforcement order.

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14.The Receivable has been owned exclusively by the Seller since its origination and until the relevant Purchase Date.
15.Collections in respect of the Receivable can be identified as being attributable to the Receivable as soon as practically possible following their receipt and in any event not later than three (3) Business Days following their receipt.

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Schedule 2
CONCLUSION OF PURCHASE - OFFER AND ACCEPTANCE, PURCHASE PRICE AND PERFECTION
Part 1
CONCLUSION OF PURCHASE - OFFER AND ACCEPTANCE
1.The Seller may from time to time make an Offer to the Purchaser and the Purchaser may from time to time (but shall, for the avoidance of doubt, have no obligation to) accept such Offer by an Acceptance.
2.Any Acceptance by a Purchaser shall always be subject to all of the following conditions being satisfied or waived:
(a)no Termination Event having occurred and being continuing;
(b)any Acceptance must be made before the Termination Date and no Acceptance which is communicated or generated on or after the Termination Date shall be valid;
(c)no Seller Potential Suspension Event or Seller Suspension Event having occurred and being continuing;
(d)(i) any new Notes (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement) to be issued in relation to the Purchaser shall not exceed the then Available Facility in relation to the Purchaser, (ii) immediately after such purchase the Face Amount of all outstanding Notes in relation to the Purchaser (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement) shall not exceed the Total Commitments, and (iii) the Purchaser shall have available to it either the Liquidity Facility or the Overdraft Facility in an amount equal to the Total Commitments, in each case as determined by the Accounts Administrator;
(e)immediately following such purchase, the outstanding amount of Non-Defaulted Receivables shall be equal to or greater than the amount of proceeds from outstanding Notes in relation to the Purchaser (if such Notes are denominated in a currency other than the Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement);
(f)immediately following such purchase, the Total Commitments shall be equal to or greater than the sum of (i) the Face Amount of outstanding Notes in relation to the Purchaser (if such Notes are denominated in a currency other than a Permitted Currency, the Face Amount of such Notes converted at the relevant exchange rate under the hedge arrangement), (ii) the outstanding drawings under the relevant Liquidity Facility in relation to the Transaction, (iii) the outstanding drawings under the relevant Overdraft Facility in relation to the Transaction and (iv) interest accrued or to accrue in respect of outstanding drawings under the relevant Liquidity Facility and the relevant Overdraft Facility; and
(g)the relevant Receivable shall meet all of the Eligibility Criteria.

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Part 2
PURCHASE PRICE
1.The Purchase Price, which shall be paid (debited from the Purchaser's account) by or on behalf of the Purchaser to the Seller on the relevant Settlement Date. Payment shall be made (subject to deductions, including for the settlement of fees, as agreed by the Seller in any Transaction Document) to bank account number as set out below or as otherwise agreed from time to time between the Accounts Administrator, on behalf of the Purchaser, and the Seller and notified to PrimeRevenue:
1.1for any Purchase Price in euro:

Bank:	Bank of America NA
Account No:	[REDACTED]
IBAN:	[REDACTED]
Swift address:	BOFAGB22
1.2for any Purchase Price in GBP:

Bank:	Bank of America NA
Account No:	36627018
IBAN:	GB41BOFA16505036627018
Swift address:	BOFAGB22
2.The Receivables Purchase Price shall be calculated by the PrimeRevenue System on behalf of the Accounts Administrator on the Calculation Date and PrimeRevenue shall inform the Seller and the Purchaser of the Receivables Purchase Price through the PrimeRevenue System on such Calculation Date.
3.The "Receivables Purchase Price" shall be calculated as follows:
1.1for Receivables in euro:
CA - (CA x IR / (360/DM))
where:
DM =     actual number of days to and including the relevant maturity date
CA =     the Certified Amount (as defined in the Supplier Agreement) of the Receivable
IR =     means in respect of EUR the applicable interest rate being EURIBOR three (3)     (or any rate replacing EURIBOR three (3) months in accordance with the     provisions of this Agreement) plus the Margin provided that if EURIBOR three     (3) months (or any replacement rate) is less than zero, EURIBOR three (3)     months (or such replacement rate) shall be deemed to be zero; or
1.2for Receivables in GBP:
CA - (CA x IR / (360/DM))

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where:
DM =     actual number of days to and including the relevant maturity date
CA =    the Certified Amount (as defined in the Supplier Agreement) of the Receivable
IR =     means in respect of GBP the applicable interest rate being (i) Term SONIA plus (ii) the GBP Credit Adjustment Spread plus (iii) the Margin, provided that if the aggregate of (i) and (ii) is less than zero, the applicable reference rate shall be deemed to be zero.
1.3If neither Refinitiv Benchmark Services (UK) Limited (or any other person which takes over the administration of that rate) provides, nor any authorised distributors publish, Term SONIA as of the applicable Calculation Date, the reference rate for the relevant period will be the term adjusted SONIA rate (plus the GBP Credit Adjustment Spread provided that if the aggregate of (i) the term adjusted SONIA rate and (ii) the GBP Credit Adjustment Spread is less than zero, the applicable reference rate shall be deemed to be such a rate that the aggregate of (i) and (ii) is zero) for such period as the Purchaser, acting reasonably, may consider most appropriate having regard to the tenor of Term SONIA used in this Agreement (the "Fallback Rate (SONIA)") provided on the applicable Calculation Date by Bloomberg Index Services Limited (or a successor provider as approved and/or appointed by ISDA from time to time), as the provider of the Fallback Rate (SONIA), on the Fallback Rate (SONIA) Screen (or by other means) or provided to, and published by, any authorised distributors.
1.4If neither Term SONIA nor the Fallback Rate (SONIA) are published or provided on a Quotation Day as set out respectively in paragraphs 3.2 and 3.3 above, then the reference rate for such period as the Purchaser, acting reasonably, may consider most appropriate having regard to the tenor of Term SONIA used in this Agreement will be (i) the UK Central Bank Rate after making the UK Central Bank Rate Adjustment plus (ii) the GBP Credit Adjustment Spread and provided that if the aggregate of (i) and (ii) is less than zero, the applicable reference rate shall be deemed to be zero.
1.5If (i) the administrator or any relevant supervisor of the administrator or entity with resolution or insolvency authority over the administrator has made a public statement that the administrator has ceased or will cease to provide EURIBOR, Term SONIA or any other applicable alternate or replacement base rate permanently or indefinitely (and there is no successor administrator that will continue to provide such rate, (ii) EURIBOR, Term SONIA or any other applicable alternate or replacement base rate has been or will be permanently or indefinitely discontinued or has ceased or will cease to exist without such public statement, (iii) the supervisor of the administrator has made a public statement that EURIBOR, Term SONIA or any other applicable alternate or replacement base rate is not, or will no longer be, representative of the underlying market (and no action to remedy this will be taken), (iv) it has or will become unlawful for either a party to the Agreement or for the financier of the Purchaser to use EURIBOR, Term SONIA or any other applicable alternate or replacement base rate or (v) the administrator or its supervisor has made a public statement that EURIBOR, Term SONIA or any other applicable alternate or replacement base rate may no longer be used, then such rate shall, at the time reasonably determined by the Purchaser, be replaced by a replacement base rate recommended by the relevant authority supervising the administrator or, if there is no such recommendation, a replacement base rate selected by the Purchaser which the Purchaser in its discretion determines is most comparable to the base rate that has been replaced (and for the avoidance of doubt, any replacement rate may include a credit adjustment spread).

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The Purchaser may, in its discretion, add or deduct an adjustment spread (which may be positive, negative or zero) to such replacement base rate in order to reduce or eliminate, to the fullest extent reasonably practicable, any transfer of economic value from one party to another as a result of the application of the replacement base rate. Such adjustment spread may be set as a fixed percentage or be established for each relevant interest period using a formula or methodology for calculating a spread, or a combination thereof.
In connection with the changes set out above, the Purchaser is entitled to make such amendments to the Agreement that the Purchaser reasonably determines are required in order for the Agreement to fulfil its intended purpose. The Purchaser shall notify the Seller of the intended changes.
1.6For the purposes of this paragraph 3:
"Fallback Rate (SONIA) Screen" means the Bloomberg Screen corresponding to the Bloomberg ticker for the fallback for Sterling LIBOR for such period as the Purchaser, acting reasonably, may consider most appropriate having regard to the tenor of Term SONIA used in this Agreement accessed via the Bloomberg Screen <FBAK> <GO> Page (or, if applicable, accessed via the Bloomberg Screen <HP> <GO>) or any other published source designated by Bloomberg Index Services Limited (or a successor provider as approved and/or appointed by ISDA from time to time);
"GBP Credit Adjustment Spread" means the percentage rate set out in the below table:

Relevant Period	GBP Credit Adjustment Spread (% per annum)
3 Months	0.1193
"GBP RFR" means SONIA (sterling overnight index average) reference rate displayed on the relevant screen of any authorised distributor of that reference rate;
"GBP RFR Banking Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London;
"Term SONIA" means the 3 month term SONIA reference rate administered by Refinitiv Benchmark Services (UK) Limited (or any other person which takes over the administration of that rate) (before any correction, recalculation or republication by the administrator) published by Refinitiv Benchmark Services (UK) Limited (or any other person which takes over the publication of that rate) as of the applicable Calculation Date;
"UK Central Bank Rate" means the Bank of England's Bank Rate as published by the Bank of England from time to time; and
"UK Central Bank Rate Adjustment" means the 20 per cent trimmed arithmetic mean of the difference between the GBP RFR for that GBP RFR Banking Day and the UK Central Bank Rate for that GBP RFR Banking Day for the five most immediately preceding GBP RFR Banking Days for which the GBP RFR is available.

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Part 3
PERFECTION
1.Prior to the transfer and acquisition of any Receivables the Purchaser and the Seller shall send a notice letter to (each of) the Permitted Obligor(s) that is/are the debtor(s) of the relevant Receivables, with the following content:
To: [PERMITTED OBLIGOR]
RE: NOTICE OF SALE AND TRANSFER OF RECEIVABLES AND RIGHTS UNDER A CUSTOMER MANAGED SERVICES AGREEMENT
A.    Pursuant to a Receivables Purchase Agreement (the "RPA") between Meritor Heavy Braking Systems (UK) Limited as seller (the "Seller") and Viking Asset Purchaser No 7 IC, an incorporated cell of Viking Global Finance ICC, an incorporated cell company incorporated under the laws of Jersey (the "Purchaser"), dated [•] 2012, the Seller has agreed to sell and the Purchaser has agreed to purchase receivables (the "Receivables") owed by [name of Permitted Obligor] ("Obligor") to the Seller (in its capacity as supplier to Obligor).
B.    Offer and acceptance will be made through a system (the "System") provided by PrimeRevenue, Inc ("PrimeRevenue"). Obligor has on [•] entered into a Customer Managed Services Agreement (the "CMSA") with PrimeRevenue regarding the use of the System. Through the CMSA (Section 18(f)) Obligor has made certain undertakings, covenants, representations and warranties to the Seller (the "Seller CMSA Rights") as regards inter alia the Receivables and the use of the System.
C.    In connection with a sale of Receivable(s) under the RPA through the System, the System will generate a notice of transfer (the "Transfer Notice") that will be sent to Obligor. A specimen of such Transfer Notice is attached hereto as Appendix 1.
D.    In accordance with and without limiting, expanding or otherwise amending the terms and conditions of the CMSA, this is to notify Obligor that each Transfer Notice shall have the following meanings;
(i)    the Receivable(s) defined therein (as clarified in Appendix 1) (the "Purchased Receivables") has/have been sold and transferred to the Purchaser identified in the Transfer Notice (see Appendix 1);
(ii)    consequently, all payments attributable to the Purchased Receivables shall be made to the Purchaser in its capacity as owner of such receivables (as set forth in the CMSA and in particular Section 2(b)(v) thereof);
(iii)    all payments to the Purchaser referred to in this notice shall (until otherwise instructed) be made to the bank account numbers set out below with Nordea Bank AB;
In respect of payments in EUR by Permitted Obligors domiciled in Sweden:
Bank: Nordea Bank, filial i Sverige
Address: Hamngatan 10, 105 71 Stockholm, Sweden
Swift: NDEASESS
Account No.: [REDACTED]

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In respect of payments in EUR by Permitted Obligors domiciled in any other jurisdiction than Sweden:
Bank: Nordea Bank, filial i Sverige
Address: Hamngatan 10, 105 71 Stockholm, Sweden
Swift: NDEASESS
Account No.: [REDACTED]
IBAN: [REDACTED]
In respect of payments in GBP by Permitted Obligors domiciled in Sweden:
Bank: Nordea Bank, filial i Sverige
Address: Hamngatan 10, 105 71 Stockholm, Sweden
Swift: NDEASESS
Account No.: [REDACTED]
IBAN: [REDACTED]
In respect of payments in GBP by Permitted Obligors domiciled in any other jurisdiction than Sweden:
Bank: Nordea Bank, filial i Sverige
Address: Hamngatan 10, 105 71 Stockholm, Sweden
Swift: NDEASESS
Account No.: [REDACTED]
IBAN: [REDACTED]
(iv)    all Seller CMSA Rights attributable to the Purchased Receivables are pursuant to the RPA included in and an integral part of the Purchased Receivables and thus also sold and transferred to the Purchaser (the "Transferred Seller CMSA Rights").
Place/date:

MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED	VIKING ASSET PURCHASER No 7 IC

We hereby confirm;
(i)    receipt of the above notice;
(ii)    that we will act in accordance therewith;
(iii)    our agreement as regards the meaning of the Transfer Notice; and
(iv)    our obligations vis-a-vis the Purchaser as regards the Transferred Seller CMSA Rights.

Place/date:

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[PERMITTED OBLIGOR]
and the Seller shall procure that each such Permitted Obligor acknowledge and counter sign the notice letter as anticipated therein.
2.The Seller shall procure that simultaneously (or as soon thereafter as is technically possible) with the issuance of the Acceptance, a Transfer Notice (as defined in the above notice) is issued by the PrimeRevenue System to the relevant Permitted Obligor.
3.The Seller shall procure that at such time(s) as the Accounts Administrator determines all other actions the Accounts Administrator in its reasonable opinion deems necessary or desirable in order for the transfer and acquisition of the Receivables to be perfected in all respects, is/are taken.

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Schedule 3
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Part 1
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
The following representations and warranties are given by the Seller:
(a)Status: The Seller is duly incorporated, with limited liability, under the laws of England.
(b)Powers and authorisations: The Seller has the requisite power and authority under its articles of association and otherwise, and all necessary corporate authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in this Agreement.
(c)Legal validity: The obligations of the Seller under this Agreement constitute, or when executed by it will (subject to any reservations of law expressed in the Swedish Legal Opinion) constitute, the legal, valid and binding obligations of the Seller and are enforceable against it.
(d)Non-violation: The execution, signing and delivery of this Agreement and the performance of any of the transactions contemplated herein do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its officers imposed by or contained in:
(i)any law, statute or regulation to which it or any of its assets or revenues is subject or any order, judgment, injunction, decree, resolution, or award of any court or any administrative authority or organisation which applies to it or any of its assets or revenues; or
(ii)any agreement or any other document or obligation to which it is a party or by which any of its assets or revenues is bound or affected if this may have a material adverse effect on the rights of the Purchaser, the Accounts Administrator or the Programme Trustee; or
(iii)any document which contains or establishes or regulates its constitution.
(e)Consents: The Seller has duly obtained, made or taken each authorisation, approval, consent, registration, recording, filing, deliveries or notarisation which it is required to obtain (or make) in connection with the entry into, or performance of the transactions contemplated in, the Transaction Documents to which it is a party.
(f)Litigation: No litigation, arbitration or administrative proceeding or claim of or before any court, tribunal or governmental body which, if adversely determined, would materially and adversely affect the ability of the Seller to observe or perform its obligations under the Transaction Documents to which it is a party, is presently in progress or pending.
(g)Accounts: The latest audited financial statements of the Seller then available have been prepared on a basis consistently applied in accordance with accounting principles generally accepted in England and give a true and fair view of the results of its operations for that year and the state of its affairs at that date.
(h)Solvency: The Seller is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in this Agreement.

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(i)Material adverse change to the Seller: There has been no change in the financial condition or operations of the Seller since the last audited financial statement so as to have a material and adverse effect on the ability of the Seller to perform its obligations under the Transaction Documents to which it is a party.
(j)No misleading information: Any factual information in writing provided by the Seller in connection with the entry into any of the transactions envisaged by the Transaction Documents was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.
(k)Insolvency and other procedures: No corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced (in each case by the Seller or, so far as the Seller is aware, by any other person) for (i) the bankruptcy, liquidation, administration or reorganisation of the Seller, or (ii) the Seller to enter into any composition or arrangement with its creditors generally, or (iii) the appointment of a receiver, supervisor, trustee or similar officer in respect of the Seller or substantially all of its property, undertaking or assets.
(l)Pari passu ranking: Each of the payment obligations of the Seller under this Agreement will rank at least pari passu with its unsecured payment obligations to all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency or similar laws of general application.
(m)No default: No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, resolution, determination or award or any agreement, document or instrument by which the Seller or any of its assets is bound, being a contravention or default which would have a material adverse effect on the business, assets or condition (financial or other) of the Purchaser or materially and adversely affect its ability to observe or perform its obligations under this Agreement.
(n)COMI: For the purposes of EC Regulation No. 1346/2000 on insolvency proceedings (the ("Regulation") the Seller has and it will have its centre of main interests (as that term is used in Article 3(1) of the Regulation) in England and Wales and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

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Part 2
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASED RECEIVABLES
The following representations and warranties are given by the Seller:
(a)Particulars correct: The particulars of the Purchased Receivables set out in the Offers and in the PrimeRevenue System (to the extent submitted by the Seller) are true and accurate in all material respects, as of the date thereof.
(b)No default: The Seller is not aware of any default, breach or violation in respect of any Purchased Receivable (other than any default relating to lateness in payment) or of any event, which with the giving of notice and/or the expiration of any applicable grace period, would constitute such a default, breach or violation, such default, breach or violation being of a nature that (i) is material and (ii) affects the value of the Purchased Receivable or its collectability.
(c)Obligation performed: The Seller has performed all its obligations under or in connection with the Purchased Receivable unless any such obligation is not material and does not affect the value of the Purchased Receivable or its collectability.
(d)Compliance with Eligibility Criteria: Each Purchased Receivable complies, as at the relevant Purchase Date, in all respects with the Eligibility Criteria.
(e)Maintenance of records: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, the Seller has maintained records relating to each Purchased Receivable which are accurate and complete in all material respects, are sufficient to enable such Purchased Receivables to be identified and enforced against the relevant Permitted Obligor and such records are held by or to the order of the Seller.
(f)Accounting: In addition to any records relating to the Purchased Receivables maintained in the PrimeRevenue System, the Seller shall maintain an accounting system which separates the Purchased Receivables and accounting for collections related thereto from other receivables or assets of the Seller so that the Accounts Administrator at any time can verify the Outstanding Amount of the Purchased Receivables and the Seller's compliance with this Agreement.
(g)No waiver: The Seller has not waived any of its rights in relation to the Purchased Receivables.
(h)Perfection: The Seller has performed all its actions as set out in Clause 2.5 of this Agreement as of the Purchase Date.

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Part 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE PURCHASER
The following representations and warranties are given by the Purchaser:
(a)Status: The Purchaser is an incorporated cell of a company or company (as applicable) duly incorporated and validly existing under the laws of its jurisdiction of incorporation.
(b)Powers and authorisations: The Purchaser has the requisite power and authority and all necessary corporate and constitutional authority has been obtained and action taken, for it to sign and deliver, and perform the transactions contemplated in, this Agreement.
(c)Legal validity: The obligations of the Purchaser under this Agreement constitute, or when executed by it will constitute, the legal, valid and binding obligations of the Purchaser and, subject to any laws or other procedures affecting generally the enforcement of creditors' rights and principles of equity are enforceable against it.
(d)Non-violation: The execution, signing and delivery of this Agreement and the performance of any of the transactions contemplated in this Agreement do not and will not contravene or breach or constitute a default under or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its officers imposed by or contained in:
(i)any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination, or award of any court or any judicial, administrative, or governmental authority or organisation which applies to it or any of its assets or revenues; or
(ii)any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or
(iii)any document which contains or establishes or regulates its constitution.
(e)Consents: The Purchaser has duly obtained, made or taken each authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which it is required to obtain (or make) in connection with the entry into, or performance of the transactions contemplated in, this Agreement. The Purchaser is not aware of any circumstances which indicate that any such authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation which has been obtained (or made) is likely to be terminated, revoked or not renewed. No authorisation, approval, consent, licence, exemption, registration, recording, filing or notarisation and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is necessary or desirable to ensure the validity, legality, enforceability or priority of the liabilities and obligations of the Purchaser under this Agreement.
(f)No default: No event has occurred which constitutes, or which with the giving of notice and/or the lapse of time and/or a relevant determination would constitute, a contravention of, or default under, any such law, statute, decree, rule, regulation, order, judgment, injunction, resolution, determination or award or any agreement, document or instrument by which the Purchaser or any of its assets is bound, being a contravention or default which would have a material adverse effect on the business, assets or condition (financial or other) of the Purchaser or materially and adversely affect its ability to observe or perform its obligations under this Agreement.

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(g)Litigation: No litigation, arbitration or administrative proceeding or claim of or before any court, tribunal or governmental body which, if adversely determined, would materially and adversely affect the ability of the Purchaser to observe or perform its obligations under this Agreement, is presently in progress or pending or, to the knowledge of the Purchaser, threatened against the Purchaser or any of its assets.
(h)Insolvency procedures: No corporate action has been taken or is pending, no other steps have been taken and no legal proceedings have been commenced (in each case by the Purchaser or, so far as the Purchaser is aware, by any other person) or (so far as the Purchaser is aware) are threatened or are pending for (i) the winding-up, liquidation, dissolution, administration or reorganisation of the Purchaser (other than for the purposes of and followed by a solvent reconstruction previously notified to the Seller); or (ii) the Purchaser to enter into any composition or arrangement with its creditors generally; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of the Purchaser or substantially all of its property, undertaking or assets.

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Schedule 4
FORM OF SOLVENCY CERTIFICATE
To:    Citicorp Trustee Company Limited    Date:
From:    Meritor Heavy Vehicle Braking Systems (UK) Limited
Dear Sirs
Reference is made to the Receivables Purchase Agreement entered into between Meritor Heavy Vehicle Braking Systems (UK) Limited, Viking Asset Purchaser No 7 IC and Citicorp Trustee Company Limited dated [•] 2012.
Meritor Heavy Vehicle Braking Systems (UK) Limited hereby certifies as of the date hereof that it is able to pay its debts as they fall due and it will not be unable to pay its debts as they fall due in consequence of any obligation or transaction contemplated in the Receivables Purchase Agreement.
Very truly yours
On behalf of
MERITOR HEAVY VEHICLE BRAKING SYSTEMS (UK) LIMITED
By:
Name:
Title:

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SIGNATURES
For and on behalf of
MERITOR HEAVY.VEHICLE BRAKING SYSTEMS (UK) LIMITED

By: /s/ Huw James

For and on behalf of
VIKING ASSET PURCHASER No 7 IC

By: /s/ Ellen Chislett

For and on behalf of
CITICORP TRUSTEE COMPANY LIMITED

By: /s/ Cristina Volc

For and on behalf of
VIKING ASSET SECURITISATION LIMITED

By: /s/ Ellen Chislett

For and on behalf of
VIKING ASSET SECURITISATION HOLDINGS LIMITED

By: /s/ Ellen Chislett

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For and on behalf of
STRUCTURED FINANCE     SERVICER A/S

By: /s/ Christian Fink Karas

For and on behalf of
NORDEA DANMARK, FILIAL AF NORDEA BANK ABP, FINLAND

By: /s/ Oscar Magnussen

For and on behalf of
NORDEA BANK ABP, FILIAL I SVERIGE

By: /s/ Oscar Magnussen

For and on behalf of
NORDEA BANK ABP, FILIAL I NORGE

By: /s/ Oscar Magnussen

For and on behalf of
NORDEA BANK ABP

By: /s/ Oscar Magnussen

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For and on behalf of
INTERTRUST SPV SERVICES LIMITED

By: /s/ Ellen Chislett

For and on behalf of
INTERTRUST OFFSHORE LIMITED

By: /s/ Ellen Chislett

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